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The Board of Directors

United PanAm Financial Corp.:

  We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the Company's method of accounting for transfers and servicing of financial assets in 1997.

San Francisco, California

March 31, 1998